Exhibit 10.61

SENIOR MANAGEMENT

CLASS F UNIT SUBSCRIPTION AGREEMENT

THIS SENIOR MANAGEMENT CLASS F UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of October 23, 2009, by and among Michael Foods Investors, LLC, a Delaware limited liability company (“Investors”) and Carolyn V. Wolski (the “Executive”).

WHEREAS, the Class F Units of Investors (“Class F Units”) being issued to Executive hereunder shall have the rights and benefits and be subject to the LLC Agreement (as defined below).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.	Definitions.

1.1 Agreement. The term “Agreement” shall have the meaning set forth in the preface.

1.2 Applicable Percentage. Except as provided otherwise in the next sentence, the term “Applicable Percentage” shall mean: (i) 0% during the one-year period commencing on the date hereof; (ii) 20% during the one-year period commencing on the first anniversary of the date hereof; (iii) 40% during the one-year period commencing on the second anniversary of the date hereof; (iv) 60% during the one-year period commencing on the third anniversary of the date hereof; (v) 80% during the one-year period commencing on the fourth anniversary of the date hereof, and (vi) 100% on and after the fifth anniversary of the date hereof. Notwithstanding the foregoing, immediately prior to and after the occurrence of a Change in Control, such Applicable Percentage shall mean 100%.

1.3 Board. The “Board” shall mean Investors’ Management Committee.

1.4 Cause. The term “Cause” used in connection with the termination of employment of the Executive shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and Investors or one of its subsidiaries or, if no such agreement containing a definition of “Cause” is then in effect, shall mean (i) the continued failure of the Executive to perform substantially the Executive’s duties with Investors or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Investors or one of its subsidiaries; or (iii) conviction of a felony or guilty or nolo contendere plea by the Executive with respect thereto.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of Investors or one of its subsidiaries. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer (while the Executive does not serve as such) or based upon the advice of counsel for Investors shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Investors and its subsidiaries. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in (i), (ii) or (iii) above, and specifying the particulars thereof in detail.

1.5 Change in Control. The term “Change in Control” means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other party or parties other than THL or its affiliates on an arm’s-length basis, pursuant to which (a) such party or parties, directly or indirectly, acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the voting interests of Investors, (b) such party or parties, directly or indirectly, acquire assets constituting all or substantially all of the assets of Investors and its subsidiaries on a consolidated basis, or (c) prior to an initial public offering of Investors’ (or its successor’s), M-Foods Holdings, Inc.’s or the Company’s Common Stock pursuant to an offering registered under the 1933 Act, THL or its affiliates cease to have the ability to elect, directly or indirectly, a majority of the Board or the Board of Directors of M-Foods Holdings, Inc. or the Company, as the case may be. In no event shall a Change in Control include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of Investors or any of its Subsidiaries or (ii) contributing stock to entities controlled by Investors.

1.6 Class F Units. The term “Class F Units” shall have the meaning set forth in the preface.

1.7 Company. The term “Company” shall mean Michael Foods, Inc., a Delaware corporation.

1.8 Cost. The term “Cost” shall mean, with respect to a Class F Unit, $100.00 per unit (as proportionately adjusted for all subsequent distributions of units and other recapitalizations).

1.9 Disability. The term “Disability” used in connection with the termination of employment of the Executive shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and Investors or one of its subsidiaries or, if no such agreement containing a definition of “Disability” is then in effect, shall mean a determination by the Company in its sole discretion that Executive is unable to perform her job responsibilities as a result of chronic illness, physical, mental or any other disability for a period of six months or more.

1.10 Employee and Employment. The term “employee” shall mean any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Internal Revenue Code of 1986, as amended) of Investors or any of its subsidiaries, and the term “employment” shall include service as a part- or full-time employee to Investors or any of its subsidiaries.

1.11 Executive. The term “Executive” shall have the meaning set forth in the preface.

1.12 Executive Group. The term “Executive Group” shall have the meaning set forth in Section 4.1(a).

1.13 Fair Market Value. The term “Fair Market Value” used in connection with the value of Units shall mean the fair value of the Units determined in good faith by the Board (without taking into account the effect of any contemporaneous repurchase of Units at less than Fair Market Value under Section 6); provided that, the Board shall assume, as of such calculation date, the sale of all of the assets of Investors at fair value and the distribution of the proceeds resulting therefrom in accordance with the distribution provisions set forth in the LLC Agreement; provided further that if the Executive disagrees in good faith with the Board’s determination, the Executive shall promptly notify Investors in writing of such disagreement, in which event an independent appraiser, accountant or investment banking firm (the “Arbiter”) selected by mutual agreement of the Executive and the Board shall make a determination of the fair market value thereof (disregarding any discount for minority interest or marketability of units and assuming the prior conversion, exercise or exchange of all securities convertible into or exchangeable or exercisable for Units) solely by (i) reviewing a single written presentation timely made by each of Investors and the Executive setting forth their respective resolutions of the dispute and the bases therefor and (ii) accepting either the Executive’s or Investors’ proposed resolution of the dispute. Promptly following Investors’ receipt of Executive’s written notice of disagreement, Investors shall make available to Executive all data (including reports of employees and outside advisors) relied upon by the Board in making its determination. The Executive’s and Investors’ written presentations must be submitted to the Arbiter within 30 days of the Arbiter’s engagement. The Arbiter shall notify the Executive and Investors of its decision within 40 days of its engagement. The party whose proposed resolution is not accepted shall pay all of the Arbiter’s fees and expenses. If the Executive’s proposed resolution is accepted, Investors also shall pay all of the Executive’s reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of counsel and one appraiser, accountant or investment banking firm) incurred in connection with the arbitration. Each of Investors and the Executive agrees to execute, if requested by the Arbiter, a reasonable engagement letter with the Arbiter.

1.14 Financing Default. The term “Financing Default” shall mean any event of default under (i) that certain Credit Agreement by and among the Company, Michael Foods Holdings, Inc. and Bank of America, as administrative Agent, as amended, (ii) that certain Senior Unsecured Term Loan Agreement by and among the Company, Michael Foods Holdings, Inc. and Bank of America, as administrative agent as amended, (iii) those certain 8.00% Senior Subordinated Notes due 2013 in an aggregate principal amount of $150,000,000 issued on or about November 20, 2003, and (iv) those certain 9 3/4% Discount Senior Notes due 2013 issued on or about September 17, 2004, or any other similar notes or instruments that Investors or its Subsidiaries may issue from time to time.

1.15 Good Reason. The term “Good Reason” shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and Investors or one of its subsidiaries or, if no such agreement containing a definition of “Good Reason” is then in effect, shall mean:

(a) the assignment to the Executive of any duties inconsistent with the Executive’s title and position (including status, offices and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided that it is specifically understood that within six months of a Change in Control the Company shall have the flexibility to appoint the Executive to a reporting relationship different from that which existed prior to the Change in Control, to make an immaterial change in Executive’s duties or to change the Executive’s title;

(b) any failure by the Company to provide the base salary, bonus participation and welfare benefits as had previously been agreed with Executive, or, following a Change in Control, the failure by the Company to review and provide increases in base salary in a manner that is consistent with the acquiror’s review and compensation policy for other senior executives, in each case other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(c) the failure of the Company upon a Change in Control to (A) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which Executive is participating immediately prior to such Change in Control or the taking of any action by the Company which would adversely affect Executive’s participation in or reduce Executive’s benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits, or (B) provide Executive with paid vacation in accordance with the most favorable past practice of the Company as in effect for Executive immediately prior to such Change in Control.

1.16 Investors. The term “Investors” shall have the meaning set forth in the preface.

1.17 LLC Agreement. The term “LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of Investors, dated as of October 23, 2009, entered into by and among the members of Investors, as amended from time to time in accordance with its terms.

1.18 Permitted Transferee. The term “Permitted Transferee” means any transferee of Units pursuant to clauses (e) or (f) of the definition of “Exempt Transfer” as defined in the Securityholders Agreement.

1.19 Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

1.20 Public Offering. The term “Public Offering” shall have the meaning set forth in the Securityholders Agreement.

1.21 Retirement. The term “Retirement” shall mean, with respect to the Executive, the Executive’s retirement as an employee of Investors or any of its subsidiaries on or after reaching age 65, or such earlier age as may be otherwise determined by the Board, after at least three years employment with Investors or any of its subsidiaries.

1.22 Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.23 Securityholders Agreement. The term “Securityholders Agreement” shall mean the Securityholders Agreement dated as of November 20, 2003, among Investors and the other securityholders party thereto, as it may be amended or supplemented thereafter from time to time.

1.24 THL. The term “THL” means, collectively Thomas H. Lee Equity Fund V, L.P. and its affiliates.

1.25 Termination Date. The term “Termination Date” means the date upon which Executive’s employment with Investors and its subsidiaries is terminated.

1.26 Unvested Percentage. The term “Unvested Percentage” shall mean the result of one minus the Applicable Percentage.

2.	Purchase and Sale.

2.1 Purchase and Sale. Concurrently herewith, the Executive shall pay $50,000.00 to Investors against issuance of 500 Class F Units. The Executive shall pay the purchase price for the Class F Units by check or wire transfer of immediately available funds to an account of Investors of which Executive has been notified.

2.2 Section 83(b) Election. With respect to the Class F Units received by Executive, within 30 days after the date hereof, Executive shall make a timely election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A attached hereto.

3.	Representations and Warranties of the Executive and Investors.

3.1 Unit Purchase Representations of the Executive. The Executive represents and warrants to Investors that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement:

(a) Power and Authority. The Executive has full power and authority to execute and deliver this Agreement and perform her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Executive, enforceable in accordance with its terms and conditions. To the best of her knowledge, the Executive need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(b) Noncontravention. To the best of her knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Executive is subject or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Executive is a party or by which she is bound or to which any of her assets is subject.

(c) Investment Representations: (i) The Executive has such knowledge and experience in financial and business matters so that the Executive is capable of protecting the Executive’s own interests in connection with the acquisition of the Class F Units and evaluating the merits and risks of the Executive’s investment in Investors.

(ii) The Executive is an “accredited executive” as defined in Regulation D promulgated under the Securities Act. The Executive is familiar with the type of investment that the Class F Units constitute and recognizes that an investment in Investors involves substantial risks, including risk of loss of the entire amount of such investment. The Executive can bear the economic risk of the purchase of the Class F Units and of the loss of the entire amount of the investment.

(iii) The Executive is aware that there are limitations and restrictions on the circumstances under which the Executive may offer to sell, transfer or otherwise dispose of the Class F Units. Such limitations and restrictions include those set forth in the LLC Agreement and the Securityholders Agreement and those imposed by operation of applicable securities laws and regulations. The Executive acknowledges that as a result of such limitations and restrictions, it might not be possible to liquidate an investment in the Class F Units readily and that it may be necessary to hold such investment for an indefinite period.

(iv) In evaluating the suitability of an investment in Investors, the Executive has not relied upon any oral or written representations or other information from investors or any affiliate of Investors or any agent or representative of Investors or its affiliates except as set forth herein. The Executive and the Executive’s advisors have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of Investor concerning the terms and conditions of the offering of the Class F Units and have had access to, and been supplied with, all additional information deemed necessary by the Investor to verify the accuracy of such information.

(v) The Executive is acquiring the Class F Units for the Executive’s own account, for investment and not with a view to resale or distribution except in compliance with the Securities Act, the LLC Agreement and the Securityholders’ Agreement.

3.2 Legends. The Executive acknowledges that a restrictive legend in the form set forth below and the legends set forth in Section 6.2(a) and (b) of the Securityholders Agreement shall be placed on the certificates representing the Class F Units:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A MANAGEMENT UNIT SUBSCRIPTION AGREEMENT BETWEEN THE ISSUER AND THE EXECUTIVE DATED AS OF OCTOBER 23, 2009, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

a notation shall be made in the appropriate records of Investors indicating that the Class F Units are subject to restrictions on transfer and, if Investors should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Class F Units.

3.3 Representations of Investors. Investors represents to the Executive that the statements contained in this Section 3.3 are correct and complete as of the date of this Agreement:

(a) Organization and Power. Investors is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to enter into this Agreement and perform its obligations hereunder.

(b) Authorization. The execution, delivery and performance of this Agreement by Investors and the consummation of the transactions contemplated hereby by Investors have been duly and validly authorized by all requisite limited liability company action on the part of Investors, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Investors, and this Agreement constitutes a valid and binding obligation of Investors, enforceable in accordance with its terms and conditions. Investors need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Investors is subject or any provision of its charter or bylaws or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Investors is a party or by which it is bound or to which any of its assets is subject.

4.	Certain Sales Upon Termination of Employment.

4.1 Call Options.

(a) If the Executive’s employment with Investors or any of its subsidiaries terminates for any of the reasons set forth in clauses (i), (ii) or (iii) below prior to a Change in Control, or if the Executive engages in Competitive Activity (as defined in Section 6.1 of this Agreement), for any Units issued 181 days or more prior to the date of Executive’s termination of employment or engagement in Competitive Activity, within 120 days after such date (or in the case of Units issued 180 days or less prior to such date or at any time after such date, no earlier than 181 days and no later than 271 days after the date of issuance of such Units), Investors shall have the right and option to purchase, and the Executive and the Executive’s Permitted Transferees (hereinafter referred to as the “Executive Group”) shall be required to sell to Investors, any or all of such Units then held by such member of the Executive Group at a price per unit equal to the applicable purchase price determined pursuant to Section 4.1(c):

(i) if the Executive’s active employment with Investors and its subsidiaries is terminated due to the Disability, death or Retirement of the Executive;

(ii) if the Executive’s active employment with Investors and its subsidiaries is terminated by Investors and its subsidiaries without Cause or by the Executive for Good Reason; or

(iii) if the Executive’s active employment with Investors and its subsidiaries is terminated (A) by Investors or any of its subsidiaries for Cause or (B) by the Executive for any other reason not set forth in Section 4.1(a)(i) or Section 4.1(a)(ii).

(b) If Investors desires to exercise one of its options to purchase Units pursuant to this Section 4.1, Investors shall, not later than the expiration of the applicable period described for such purchase in Section 4.1(a), send written notice to each member of the Executive Group of its intention to purchase Units, specifying the number of Units to be purchased (the “Call Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of Investors on the later of the 60th day after the giving of the Call Notice and the date that is 10 business days after the final determination of Fair Market Value. Subject to the provisions of Section 5.1, the Executive shall deliver to Investors duly executed instruments transferring title to units to Investors, against payment of the appropriate purchase price by cashier’s or certified check payable to the Executive or by wire transfer of immediately available funds to an account designated by the Executive.

(c) In the event of a purchase by Investors pursuant to Section 4.1(a), the purchase price shall be:

(A) with respect to that number of Class F Units equal to the Unvested Percentage multiplied by the total number of Class F Units issued hereunder (the “Unvested Number”):

(i) if the Executive engages in any Competitive Activity (as defined in Section 6.1 of this Agreement), or a termination of employment described in Section 4.1(a)(iii), a price per unit equal to the lesser of (A) Fair Market Value (measured as of the Activity Date (as defined in Section 6.2 of this Agreement)) and (B) Cost; or

(ii) in the case of a termination of employment for any reason other than as set forth in Section 4.1(c)(A)(i) above, a price per unit equal to Cost.

(B) with respect to all Class F Units other than the Unvested Number of Class F Units:

(i) if the Executive engages in any Competitive Activity, or a termination of employment described in Section 4.1(a)(iii), a price per unit equal to Cost; or

(ii) in the case of a termination of employment for any reason other than as set forth in Section 4.1(c)(A)(i), a price per unit equal to the greater of (A) Fair Market Value (measured as of the Activity Date) and (B) Cost.

Notwithstanding anything to the contrary contained in this Agreement, if the Fair Market Value of Units subject to a Call Notice is finally determined to be an amount at least 10% greater than the per Unit repurchase price for such Unit in the Call Notice, Investors shall have the right to revoke the exercise of its option pursuant to this Section 4.1 for all or any portion of the Units elected to be repurchased by it by delivering notice of such revocation in writing to the Executive Group during the ten-day period beginning on the date that Investors is given written notice that the Fair Market Value of a Unit was finally determined to be an amount at least 10% greater than the per Unit repurchase price set forth in the Call Notice.

4.2 Obligation to Sell Several. If there is more than one member of the Executive Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by Investors shall not excuse, or constitute a waiver of its rights against, the defaulting member.

5.	Certain Limitations on Investors’ Obligations to Purchase Units.

5.1 Payment for Units. If at any time Investors elects to purchase any Units pursuant to Section 4, Investors shall pay the purchase price for the Units it purchases (i) first, by offsetting indebtedness, if any, owing from the Executive to Investors (which indebtedness shall be applied pro rata against the proceeds receivable by each member of the Executive Group receiving consideration in such repurchase) and (ii) then, by Investors’ delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Units so purchased, duly endorsed; provided that if such cash payment would result (A) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to Investors or any of its subsidiaries or any of its or their property or (B) after giving effect thereto, a Financing Default, or (C) if the Board determines in good faith that immediately prior to such purchase there shall exist a Financing Default which prohibits such purchase, dividend or distribution ((A) through (C) collectively the “Cash Deferral Conditions”), the portion of the cash payment so affected may be made by Investors’ delivery of preferred units of Investors with a liquidation preference equal to the balance of the purchase price; which preferred units shall accrue yield annually at the “prime rate” published in The Wall Street Journal on the date of issuance, which yield shall be payable at maturity or upon payment of distributions by Investors (other than tax distributions). Each such preferred unit shall as of its issuance be deemed to have basic contributions made with respect to such unit equal to (A) the portion of the cash payment paid by the issuance of such preferred units divided by (B) the number of preferred units so issued in the repurchase. Any such preferred units issued shall be promptly redeemed (i) when the Cash Deferral Condition which prompted their issuance no longer exists, (ii) upon consummation of a Public Offering of the Company or Michael Foods Holdings, Inc. (or their successors) (to the extent allowed by the underwriters of such Public Offering), or (iii) upon a Change in Control from net cash proceeds, if any, payable to Investors or its unitholders; to the extent that sufficient net cash proceeds are not so payable, the preferred units shall be cancelled in exchange for such non-cash consideration received by unitholders in the Change in Control having a fair market value equal to the principal of and accrued yield on the preferred units. If a yield is required to be paid on any preferred units prior to maturity and any Cash Deferral Conditions exist, such yield may be cumulated and accrued until and to the extent that such prohibition no longer exists.

6.	Noncompetition.

6.1 Competitive Activity. Executive shall be deemed to have engaged in “Competitive Activity” if, during the period commencing on the date hereof and ending on the second anniversary of the date Executive’s employment with Investors or its subsidiaries terminates, (i) Executive, for himself or on behalf of any other person, firm, partnership, corporation, or other entity, engages, directly or indirectly, as an executive, agent, representative, consultant, partner, shareholder or holder of any other financial interest, in (A) Cargill, Inc. or (B) any business that competes with Investors or its subsidiaries in the business of the production, distribution, or sales of eggs or egg products, refrigerated potato products or any other business engaged in by the Company or its Subsidiaries at the time of termination of Executive’s employment (a “Competing Business”), it being understood and agreed that Executive’s activities shall not satisfy this clause (i)(B) where Executive is employed by a person, firm, partnership, corporation, or other entity engaged in a variety of activities, including the Competing Business, and Executive is not engaged in or responsible for the Competing Business of such entity. Executive may also, without satisfying clause, (i) be a passive owner of not more than 2% of the outstanding publicly traded stock of any class of a Competing Business so long as Executive has no active participation in the business of such entity, except to the extent permitted above; or (ii) Executive (A) directly or indirectly through another entity, induces or attempts to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee thereof, (B) knowingly hires any person who was an employee of the Company or any of its subsidiaries within 180 days prior to the time such employee was hired by Executive, (C) induces or attempts to induce any customer, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or its subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary or (D) directly or indirectly acquires or attempt to acquire an interest in any business relating to the business of the Company or any of its subsidiaries and with which the Company or any of its subsidiaries has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or its subsidiaries in the one-year period immediately preceding Executive’s termination of employment with the Company.

6.2 Activity Date. If Executive engages in Competitive Activity, the “Activity Date” shall be the first date on which Executive engages in such Competitive Activity.

6.3 Repayment of Proceeds. If Executive engages in Competitive Activity, then Executive shall be required to pay to Investors, within ten business days following the Activity Date, an amount equal to the excess, if any, of (A) the aggregate proceeds Executive received upon the sale or other disposition of Executive’s Units, over (B) the aggregate Cost of such Units.

7.	Miscellaneous.

7.1 Transfers to Permitted Transferees. Prior to the transfer of Units to a Permitted Transferee (other than a transfer in connection with or subsequent to a Change in Control), the Executive shall deliver to Investors a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Units transferred to such Person will continue to be Units for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Units in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and Investors shall not record such transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose.

7.2 Deemed Transfer of Units. If Investors shall deliver, at the time and place and in the amount and form provided in this Agreement, the consideration for the Units to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the Person from whom such units are to be repurchased shall no longer have any rights as a holder of such units (other than the right to receive payment of such consideration in accordance with this Agreement), and such Units shall be deemed purchased in accordance with the applicable provisions hereof and Investors shall be deemed the owner and holder of such Units, whether or not certificates therefor have been delivered as required by this Agreement.

7.3 Recapitalizations, Exchanges, Etc., Affecting Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Units, to any and all securities of Investors or any successor or assign of Investors (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Units, by reason of any dividend payable in units, issuance of units, combination, recapitalization, reclassification, merger, consolidation or otherwise.

7.4 Executive’s Employment by Investors. Nothing contained in this Agreement shall be deemed to obligate Investors or any subsidiary of Investors to employ the Executive in any capacity whatsoever or to prohibit or restrict Investors (or any such subsidiary) from terminating the employment of the Executive at any time or for any reason whatsoever, with or without Cause.

7.5 Indemnification by Executive. Executive agrees to indemnify and hold harmless Investors against any and all losses, liabilities, damages, judgments, fines, fees or expenses, including, without limitation, attorneys’ fees (for purposes of this Section 7.5, hereinafter “Losses”), incurred in connection with any failure to withhold amounts relating to the Units acquired herein. In the event there is a determination within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended, that Investors properly failed to withhold amounts relating to the Units acquired herein by Executive, Executive shall provide Investors with a Form 4669 or other suitable evidence of payment of taxes (which will include a cancelled check or a copy of the relevant signed tax return) with respect to the receipt of any distributions relating to the Units acquired herein by Executive.

7.6 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Permitted Transferee shall derive any rights under this Agreement unless and until such Permitted Transferee has executed and delivered to Investors a valid undertaking and becomes bound by the terms of this Agreement.

7.7 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

7.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

7.9 Jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and each of Investors and the members of the

Executive Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the members of the Executive Group and Investors hereby irrevocably waives any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

7.10 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

(a)	If to Investors:

Michael Foods Investors, LLC c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110
	Attention:	Anthony DiNovi
Kent Weldon
Joshua Bresler
	Facsimile:	(617) 227-3514

with copies to:

Weil, Gotshal & Manges LLP 100 Federal Street Boston, MA 02110 Attention: Marilyn French Facsimile: (617) 772-8333

(b) If to the Executive, to the address as shown on the unit register of Investors.

7.11 Rights Cumulative; Waiver. The rights and remedies of the Executive and Investors under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

7.12 Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.13 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Senior Management Unit Subscription Agreement as of the date first above written.

MICHAEL FOODS INVESTORS, LLC

By:	/s/ Gregg A. Ostrander

Its:	Chairman/Pres. & CEO

EXECUTIVE

/s/ Carolyn V. Wolski
Carolyn V. Wolski